Exhibit 99.1

Black Elk Energy Offshore Operations, LLC Reports First Quarter 2012 Financial and Operational Results

Houston, May 11, 2012

Black Elk Energy Offshore Operations, LLC today announces financial and operational results for the first quarter of 2012. Some of the highlights include:

•

For the first quarter 2012, production volumes averaged 17,033 barrels of oil equivalent per day, or 102,198 Mcfe gas equivalent per day, representing a 56% increase over the same quarter in 2011. Production volumes were 40% oil and natural gas liquids (“NGLs”) and 60% natural gas. Our average realized sales price for oil was $114.42 per barrel before the effects of hedging and $107.92 per barrel after hedging. Average realized sales price for natural gas was $2.55 per million cubic feet (“Mcf”) before the effects of hedging and $3.43 per Mcf after hedging.

•

Total revenues, excluding unrealized loss on derivative instruments, increased from the first quarter in 2011 by $27.4 million, or 49%, due to higher realized oil prices and increased production, which were partially offset by lower realized natural gas prices.

•

For the first quarter 2012, we realized a net loss of $5.7 million compared to $24.1 million net loss in the same quarter of 2011. Excluding unrealized losses on derivative financial instruments, net income was $1.1 million for the first quarter of 2012, compared to $6.9 million in the same period in 2011.

•	Adjusted EBITDA for the quarter was $29.1 million, an increase of $4.5 million, or 18%, from the first quarter of 2011.

John G. Hoffman, Chief Executive Officer and President, stated, “We continue to reap the benefits of our production optimization programs initiated in the winter of 2011 increasing both production and reserves. We have a disciplined focus on operational synergies which help to drive down field costs and make us a strategic operator in the Gulf of Mexico. With the price of oil and the premium we receive for it offshore, we are deploying our efforts on several oil-based drilling and exploitative projects while continuing to be active in the acquisition arena.”

Financial Results

Production

Oil and natural gas production. Total oil, natural gas and plant product production of 1,550 MBoe increased 566 MBoe, or 58%, during the three months ended March 31, 2012, compared to the same period in 2011. The increase in production during 2012 was primarily a result of properties acquired in the Maritech Acquisition in February 2011 (32 MBoe) and the Merit Acquisition in May 2011 (558 MBoe).

Revenues

Total revenues. Total revenues for the three months ended March 31, 2012 of $76.2 million increased $51.7 million, or 211%, over the comparable period in 2011. The increase in revenues during 2012 was a result of increased production related to the properties acquired in the Maritech Acquisition ($2.1 million) and the Merit Acquisition ($28.7 million) and higher oil prices which were partially offset by lower natural gas prices.

We entered into certain oil and natural gas commodity derivative contracts in 2012 and 2011. We realized a gain on these derivative contracts in the amount of $1.5 million for the three months ended March 31, 2012 and realized a loss of $0.3 million for the three months ending March 31, 2011. We recognized an unrealized loss of $6.7 million for the three months ended March 31, 2012 and an unrealized loss of $31.0 million in the same period in 2011. Revenues, excluding the realized and unrealized revenues from commodity hedge contracts, increased $25.6 million, or 46%, for the three months ended March 31, 2012 compared to the same period in 2011 as a result of increased oil, natural gas and plant products production from the acquisitions and higher oil prices.

Excluding hedges, we realized average oil prices of $114.42 per barrel and $99.49 per barrel and gas prices of $2.55 per Mcf and $4.52 per Mcf for the three months ended March 31, 2012 and 2011, respectively. Although average prices realized from the sale of oil reflected the economic turnaround that began during 2011, economic conditions continue to remain uncertain. Oil and natural gas prices will remain unstable and we expect them to be volatile in the future.

Operating Expenses

Lease operating costs. Our lease operating costs for the three months ended March 31, 2012 increased to $43.2 million, or $27.90 per Boe. For the three months ended March 31, 2011, our lease operating costs were $23.1 million, or $23.43 per Boe. The increase in lease operating costs during 2012 is directly related to the increase in properties from the Maritech and the Merit Acquisitions. The increase in cost per Boe during 2012 is primarily attributable to a mix of increased properties and certain non-recurring safety and regulatory costs on the newly acquired properties.

Workover costs. Our workover costs for the three months ended March 31, 2012 were $2.6 million, a decrease of $0.6 million compared to the same period in 2011. For the three months ended March 31, 2012, Galveston 389/424, High Island A443, Eugene Island 331, Eugene Island 240 and West Delta 31/32 were the primary workover expense projects.

Depreciation, depletion and amortization. DD&A expense was $12.4 million, or $7.98 per Boe, for the three months ended March 31, 2012 and $8.0 million, or $8.12 per Boe, for the three months ended 2011. In 2012, the increase in DD&A was a result of increased production associated with the properties acquired in 2011. Depletion is recorded based on units of production and DD&A expense includes depletion of future asset retirement obligations.

General and administrative expenses. G&A expense was $6.4 million, or $4.15 per Boe, for the three months ended March 31, 2012 and $4.5 million, or $4.60 per Boe, for the same period in 2011. The increase in G&A expense in 2012 resulted principally from costs associated with the increase in staff and related administrative costs attributable to our growth in 2011.

Accretion expense. We recognized accretion expense of $9.1 million for the three months ended March 31, 2012 compared to $3.9 million for the three months ended March 31, 2011. The increase in accretion expense in 2012 was attributable to assumed asset retirement obligations related to our acquisitions in 2011.

Interest expense. Interest expense of $6.5 million increased by $0.7 million for the three months ended March 31, 2012 compared to the same period in 2011. The increase was a result of borrowing on the Credit Facility to fund the Merit P&A obligation.

Conference Call Information. Black Elk will hold a conference call to discuss financial and operational results on Wednesday, May 16, 2012 at 2:00 p.m. Central Time. To participate, dial (800) 610-4500 and enter the participant access code 47105285 at least ten minutes before the call begins.

About Black Elk Energy Offshore

We are a privately held oil and gas company engaged in the acquisition, exploitation, development and production of oil and natural gas properties. We seek to acquire and exploit properties with proved developed reserves, proved developed non-producing reserves and proved undeveloped reserves. Our strategy is to economically maximize properties that are currently producing or have the potential to produce given the needed attention and capital resources. We believe that our strategy provides assets to develop and produce with minimal risk, cost or time of traditional exploration. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation.

We seek to acquire assets in our areas of focus from oil and gas companies that have determined that such assets are noncore and desire to remove them from their producing property portfolio or have made strategic decisions to deemphasize their offshore operations. Prior to an acquisition, we perform stringent structural engineering tests to determine if we believe that the reservoirs still possess potential upside. Each opportunity is presented, catalogued and graded by our management and risked appropriately for the overall impact to our company.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Black Elk Energy Offshore Operations, LLC and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Black Elk believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Black Elk’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Black Elk’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Black Elk or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Black Elk does not assume a duty to update these forward-looking statements.

Contact

James Hagemeier

IR@blackelk.com

11451 Katy Freeway, Suite 500

Houston, Texas 77079

(281) 598-8600

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,194	$17,260
Accounts receivable, net	48,688	52,439
Due from affiliates	23	23
Prepaid expenses and other	20,169	26,637
Derivative assets	939	4,216

TOTAL CURRENT ASSETS	87,013	100,575

OIL AND GAS PROPERTIES, successful efforts method of accounting, net of accumulated depreciation, depletion, amortization and impairment of $126,231 and $114,056 at March 31, 2012 and December 31, 2011, respectively	234,847	238,702

OTHER PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,067 and $870 at March 31, 2012 and December 31, 2011, respectively	2,163	2,245

OTHER ASSETS
Debt issue costs, net	8,031	8,726
Asset retirement obligation escrow receivable	20,348	20,348
Escrow for abandonment costs	180,440	172,153
Other assets	1,870	3,257

TOTAL OTHER ASSETS	210,689	204,484

TOTAL ASSETS	$534,712	$546,006

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$75,557	$76,509
Asset retirement obligations	14,093	15,238
Current portion of debt and notes payable	—	4,154

TOTAL CURRENT LIABILITIES	89,650	95,901

LONG-TERM LIABILITIES
Gas imbalance payable	600	1,362
Derivative liabilities	5,565	2,116
Asset retirement obligations, net of current portion	280,231	273,448
Debt, net of current portion, net of unamortized discount of $1,058 and $1,113 at March 31, 2012 and December 31, 2011, respectively	171,942	172,887

TOTAL LONG-TERM LIABILITIES	458,338	449,813

TOTAL LIABILITIES	547,988	545,714

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY (DEFICIT)	(13,276)	292

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$534,712	$546,006

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011	2010
REVENUES:
Oil sales	$60,518	$37,412	$68,166	$29,927
Natural gas sales	14,316	15,107	18,606	12,861
Plant product sales and other revenue	6,604	3,308	9,477	4,572
Realized gain (loss) on derivative financial instruments	1,469	(336)	4,435	2,959
Unrealized loss on derivative financial instruments	(6,726)	(30,978)	(25,450)	(18,496)

TOTAL REVENUES	76,181	24,513	75,234	31,823

OPERATING EXPENSES:
Lease operating	43,242	23,060	58,545	25,025
Production taxes	343	29	420	176
Workover	2,569	3,163	11,786	2,284
Exploration	897	—	1,004	—
Depreciation, depletion and amortization	12,371	7,994	15,196	9,879
Impairment	—	—	7,548	6,407
General and administrative	6,434	4,525	5,167	7,563
Accretion	9,080	3,938	8,939	3,680

TOTAL OPERATING EXPENSES	74,936	42,709	108,605	55,014

INCOME (LOSS) FROM OPERATIONS	1,245	(18,196)	(33,371)	(23,191)

OTHER INCOME (EXPENSE):
Interest income	281	6	15	65
Miscellaneous expense	(645)	(136)	(167)	(72)
Interest expense	(6,535)	(5,793)	(6,477)	(6,346)

TOTAL OTHER EXPENSE	(6,899)	(5,923)	(6,629)	(6,353)

NET LOSS	(5,654)	(24,119)	(40,000)	(29,544)
PREFERRED UNIT DIVIDENDS	1,800	—	1,800	—

NET LOSS ATTRIBUTABLE TO COMMON UNIT HOLDERS	$(7,454)	$(24,119)	$(41,800)	$(29,544)

How We Evaluate our Operations:

We use a variety of financial and operational measures to assess our overall performance. Among those measures are (1) volumes of oil and natural gas produced, (2) oil and natural gas prices realized, (3) per unit operating and administrative costs and (4) Adjusted EBITDA (as defined in the following table).

The following table contains certain financial and operational data for each of the three months ended March 31, 2012 and December 31, 2011:

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011	2010
Average daily sales:
Oil (Boepd)	5,812	4,178	6,484	3,807
Natural gas (Mcfpd)	61,682	37,165	56,886	34,589
Plant products (Galpd)	39,491	23,760	48,971	34,476
Oil equivalents (Boepd)	17,033	10,938	17,131	10,392
Average realized prices(1):
Oil ($/Bbl)	$107.92	$93.15	$114.28	$85.46
Natural gas ($/Mcf)	3.43	5.13	3.56	4.04
Plant products ($/Gallon)	1.19	1.01	1.37	1.16
Oil equivalents ($/Boe)	51.99	55.20	58.96	48.59

Costs and Expenses:
Lease operating expense ($/Boe)	27.90	23.43	37.15	26.17
Production tax expense ($/Boe)	0.22	0.03	0.27	0.18
General and administrative expense ($/Boe)	4.15	4.60	3.28	7.91
Net income (loss) (in thousands)	(5,654)	(24,119)	(40,000)	(29,544)
Adjusted EBITDA(2) (in thousands)	29,058	24,584	23,610	15,264

(1)	Average realized prices presented give effect to our hedging.
(2)	Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation, depletion, amortization and impairment, accretion and unrealized loss on derivative instruments. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP, and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We present Adjusted EBITDA because it is frequently used by securities analysts, investors and other interested parties in the evaluation of high-yield issuers, many of whom present Adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Because of these limitations, Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. A reconciliation table is provided below to illustrate how we derive Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011	2010
	(in thousands)
Net loss	$(5,654)	$(24,119)	$(40,000)	$(29,544)
Adjusted EBITDA	$29,058	$24,584	$23,610	$15,264

Reconciliation of Net loss to Adjusted EBITDA
Net loss	$(5,654)	$(24,119)	$(40,000)	$(29,544)
Interest expense	6,535	5,793	6,477	6,346
Unrealized loss on derivative instruments	6,726	30,978	25,450	18,496
Accretion	9,080	3,938	8,939	3,680
Depreciation, depletion, amortization and impairment	12,371	7,994	22,744	16,286

Adjusted EBITDA	$29,058	$24,584	$23,610	$15,264